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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-30390 and Form S-4 No. 333-34716, and Form S-8 No. 333-61806) of Seabulk International, Inc. and in the related Prospectus of our report dated February 6, 2002, (except for Note 2, as to which the date is August 14, 2002, the penultimate and ultimate paragraphs of Note 5, as to which the dates are March 15, 2002 and August 9, 2002, respectively, and Note 20, as to which the date is March 22, 2002), with respect to the consolidated financial statements, as amended, of Seabulk International, Inc. included in this Form 10-K/A for the year ended December 31, 2001.




                                       /s/ Ernst & Young LLP

Miami, Florida
August 14, 2002